Exhibit 10.51

February 14, 2011

Mr. Sudhakar Ramakrishna

Executive Vice President and General Manager, Unified Communications

Solutions and Chief Development Officer

Polycom, Inc.

4750 Willow Road

Pleasanton, CA 94588

Dear Sudhakar:

The purpose of this letter is to memorialize your retention bonus, as approved by the Compensation Committee in November 2010, in connection with your employment with Polycom. As approved, you will receive a one-time cash bonus of $80,000, which will be paid at a rate of $20,000 per quarter through fiscal year 2011, subject to your continued employment with Polycom through the end of each applicable quarter.

Please do not hesitate to contact me if you have any questions.

Sincerely,

/s/ ASHLEY D. GOLDSMITH
Ashley D. Goldsmith
Executive Vice President, Human Resources